CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 25 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 8, 1995, relating to the financial statements and financial highlights appearing in the October 31, 1995 combined Prospectus and Annual Report to Shareholders of Daily Tax-Exempt Money Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
Dallas, Texas
December 11, 1995